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                                                                     EXHIBIT 3.2

                            CERTIFICATE OF AMENDMENT
                                     OF THE
                      RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                              ENERGY PARTNERS, LTD.

                  Energy Partners, Ltd. (the "Corporation"), a corporation organized under the General Corporation Law of the State of Delaware (the "DGCL"), does hereby certify:


                  FIRST: That the Board of Directors of the Corporation, in accordance with Section 242 of the DGCL, duly adopted resolutions setting forth the following amendment to the Restated Certificate of Incorporation of the Corporation, declaring the amendment to be advisable and calling for the submission of the proposed amendment to the stockholders of the Corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

                  RESOLVED, that Section 4.A(i) of the Restated Certificate of Incorporation be amended to read as follows:

                  "(i) Fifty million (50,000,000) shares of Common Stock, par value $0.01 per share ("Common Stock"), and".

                  SECOND: That thereafter, pursuant to resolution of its Board of Directors, the stockholders of the Corporation took action by executing a written consent in lieu of a special meeting in accordance with the Restated Certificate of Incorporation of the Corporation, the Bylaws of the Corporation and Section 228 of the DGCL pursuant to which the necessary number of shares was voted in favor of the amendment, and written notice of such consent has been given to all stockholders who have not consented in writing to said amendment.

                  THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the DGCL.

                  IN WITNESS THEREOF, the Corporation has caused this Certificate of Amendment to be signed by Richard A. Bachmann, its Chairman, this 15th day of September, 2000.



                           By: /s/ RICHARD A. BACHMANN
                               -----------------------------------------------
                               Richard A. Bachmann
                               Chairman, President and Chief Executive Officer